Exhibit 99.1

INNOVO GROUP REPORTS FISCAL 2006 THIRD QUARTER RESULTS

LOS ANGELES, October 5, 2006 – Innovo Group Inc. (NASDAQ: INNO) today announced financial results for the third quarter ended August 26, 2006.

For the quarter ended August 26, 2006, net sales from continuing operations were $12.4 million compared to net sales of $12.6 million in the prior year period, a 1% decrease.  The company reported a narrower loss from continuing operations of $429,000, or ($0.01) per share, compared to a loss from continuing operations of $592,000, or ($0.02) per share in the corresponding period a year ago.  The Company’s Joe’s Jeans® branded sales during the third quarter increased by 2% over the prior year comparative period to $12.4 million from $12.2 million during the third quarter of fiscal 2005.  The slight decline in overall net sales was attributable to decreased sales in non-Joe’s Jeans® branded products of $77,000 during the third quarter versus $441,000 a year ago, which reflects the Company’s plan to exit all other businesses to focus on its Joe’s Jeans® business.

Marc Crossman, President and Chief Executive Officer of Innovo, commented, “Our third quarter results were in line with our expectations. Despite the slightly narrower overall net sales compared to the third quarter of fiscal 2005 due to decreased sales in non-Joe’s Jeans products, we are excited to see continuing growth in our Joe’s Jeans® branded apparel sales, which were up $212,000 at $12,371,000 during the quarter over sales of $12,159,000 from the third quarter of 2005.  Considering that the 2005 year period saw explosive growth of 145% in our Joe’s business over the 2004 year comparative period, we continue to be pleased with the growth levels we are experiencing.  This is further proof that the Joe’s® brand continues to be one of the premier denim brands in the market today.  This increase was driven primarily by strong gains in our women’s department store business and continuing, steady growth of our men’s business.”

Overall gross margins for the third quarter increased to 40% versus 38% in the corresponding period a year ago.  The change in gross margins was attributable to the Company’s decision to move the majority of its production to Mexico during 2006.  SG&A expenses increased slightly to $5,168,000 from $5,166,000 during the third quarter of 2005 due to rate increases in its advertising, increased sample costs, costs associated with the commencement of the Company’s product fulfillment agreement with Pixior, LLC and certain one-time expenses associated with the move of the Company’s headquarters.  SG&A expenses were offset by decreased employee costs and professional fees.

Mr. Crossman concluded, “As we approach the end of fiscal 2006, we are encouraged by the momentum in our business and we continue to be optimistic about our long-term prospects. We are expecting revenues for Joe’s Jeans to be up double digits in the fourth quarter.  We do anticipate our losses to continue in the fourth quarter which will be augmented by a one-time charge for exiting our New York showroom the Company used for its discontinued branded lines.  As we have stated throughout this year, we expect to remain on track to return to profitability for 2007.”

The Company will host a conference call to discuss its third quarter fiscal 2006 results today, October 5, 2006 beginning at 4:30 pm ET. To access the live call, please dial (866) 203-2528 (U.S.) or (617) 213-8847 (international).  The conference ID number and participant passcode is 57855633 and is entitled the “Q3 2006 Innovo Group Earnings Conference Call.”  The information provided on the teleconference is only accurate at the time of the conference call, and Innovo Group will take no responsibility for providing updated information.  A telephone replay of the conference call will be available beginning at 6:30 PM Eastern Time on October 5, 2006 until 11:59 PM Eastern Time on October 19, 2006 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international) and using the conference passcode 56692738.  In addition, the conference call will be archived for two weeks on the Company’s website at www.innovogroup.com.

About Innovo Group Inc.

Innovo Group Inc., through its operating subsidiary Joe’s Jeans, Inc., is a design and sales organization designing, producing and selling apparel products to the retail and premium markets under the Joe’s(TM) and Joe’s Jeans® brands. Under these brands, the Company’s apparel products consist of men’s and women’s denim and denim-related apparel products. More information is available at the company web site at www.innovogroup.com or at www.joesjeans.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions Forward looking statements in this press release include, without limitation, our ability to capture market share in the premium denim category, our ability to achieve long-term profitability, our expectations for our Joe’s Jeans® brand in the marketplace and our expected revenues for the remainder of the fiscal year 2006, our ability to successfully complete our production move to Mexico, and our belief in our growth strategy.   These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.  All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release.  Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the effect or outcome of the Company’s decision to explore strategic alternatives; uncertainty regarding the Company’s decision to focus its operations on its Joe’s Jeans® brand; continued acceptance of the Company’s products in the marketplace, particularly acceptance and near-term sales of the Company’s Joe’s™ and Joe’s Jeans® brands; successful implementation of its strategic plan; the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company; the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  Readers are cautioned not to place undue reliance on forward-looking statements.

INNOVO GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except  per share data)

	Three months ended		Nine months ended
	08/26/06	08/27/05	08/26/06	08/27/05
	(unaudited)		(unaudited)
Net sales	$12,448	$12,600	$32,662	$28,424
Cost of goods sold	7,485	7,830	22,648	16,901
Gross profit	4,963	4,770	10,014	11,523

Operating expenses
Selling, general and administrative	5,168	5,166	16,396	13,657
Depreciation and amortization	78	53	200	125
	5,246	5,219	16,596	13,782
Loss from continuing operations	(283)	(449)	(6,582)	(2,259)
Interest expense	(133)	(140)	(378)	(634)
Other income (expense)	-	-	(68)	7
Loss from continuing operations, before taxes	(416)	(589)	(7,028)	(2,886)
Income taxes	13	3	28	21
Loss from continuing operations	(429)	(592)	(7,056)	(2,907)

Income (loss) from discontinued operations, net of tax	(95)	2,007	(2,138)	4,209
Net income (loss)	$(524)	$1,415	$(9,194)	$1,302

Earnings (loss) per common share - Basic
Earnings (loss) from continuing operations	$(0.01)	$(0.02)	$(0.21)	$(0.09)
Earnings (loss) from discontinued operations	0.00	0.06	(0.06)	0.13
Earnings (loss) per common share - Basic	$(0.01)	$0.04	$(0.27)	$0.04

Earnings (loss) per common share - Diluted
Earnings (loss) from continuing operations	$(0.01)	$(0.02)	$(0.21)	$(0.09)
Earnings (loss) from discontinued operations	0.00	0.06	(0.06)	0.13
Earnings (loss) per common share - Diluted	$(0.01)	$0.04	$(0.27)	$0.04

Weighted average shares outstanding
Basic	34,343	33,286	33,691	31,489
Diluted	34,343	33,286	33,691	31,489

Supplemental Net sales and Gross profit information:

Net Sales
Joe's Jeans	$12,371	$12,159	$31,305	$26,383
Other branded	77	441	1,357	2,041
	12,448	12,600	32,662	28,424
Gross Profit
Joe's Jeans	$4,907	$4,869	$11,492	$10,881
Other branded	56	(99)	(1,478)	642
	4,963	4,770	10,014	11,523
Gross Margin
Joe's Jeans	40%	40%	37%	41%
Other branded	73%	(22%)	(109%)	31%
Overall	40%	38%	31%	41%

Contact:

Innovo Group, Inc.

Dustin Huffine

323-837-3700

Integrated Corporate Relations

Investors: Brendon Frey/James Palczynski

203-682-8200